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                                                                      EXHIBIT 11

                          WESTERN DIGITAL CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


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
                                                        THREE MONTHS ENDED          NINE MONTHS ENDED
                                                      ----------------------      ----------------------
                                                      MARCH 26,    MARCH 27,      MARCH 26,    MARCH 27,
                                                           1994         1993           1994         1993
                                                      ---------    ---------      ---------    ---------
PRIMARY

        Net income...............................      $28,448      $ 1,633        $35,837      $12,713
                                                       =======      =======        =======      =======
        Weighted average number of common
        shares outstanding during the period.....       41,575       32,350         37,525       30,298

        Incremental common shares attributable
        to exercise of outstanding options and
        warrants..................................       2,905        2,952          1,982        2,248
                                                       -------      -------        -------      -------
                Total shares......................      44,480       35,302         39,507       32,546
                                                       =======      =======        =======      =======
        Net income per share......................     $   .64      $   .05        $   .91      $   .39
                                                       =======      =======        =======      =======
FULLY DILUTED

        Net income................................     $28,448      $ 1,633        $35,837      $12,713

        Add back:  interest expense, net of
        income tax effect, applicable to
        convertible subordinated debentures.......       1,168        1,236          3,504        3,710
                                                       -------      -------        -------      -------
                                                       $29,616      $ 2,869        $39,341      $16,423
                                                       =======      =======        =======      =======
        Weighted average number of common
        shares outstanding during the period......      41,575       32,350         37,525       30,298

        Incremental common shares attributable
        to exercise of outstanding options and
        warrants..................................       3,214        2,956          3,318        2,383

        Incremental common shares attributable
        to conversion of convertible subordinated
        debentures................................       4,074        4,083          4,074        4,083
                                                       -------      -------        -------      -------
                Total shares......................      48,863       39,389         44,917       36,764
                                                       =======      =======        =======      =======
        Net income per share......................     $   .61      $   .07        $   .88      $   .45
                                                       =======      =======        =======      =======
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